As Filed with the Securities and Exchange Commission on August 6, 2020

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Endo International plc

(Exact name of registrant as specified in its charter)

Ireland	68-0683755
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

First Floor, Minerva House, Simmonscourt Road, Ballsbridge, Dublin 4, Ireland	Not Applicable
(Address of principal executive offices)	(Zip Code)

Endo International plc Amended and Restated 2015 Stock Incentive Plan

(Full Title of the Plan)

Matthew J. Maletta, Esq.

Executive Vice President, Chief Legal Officer and Company Secretary

Endo International plc

1400 Atwater Drive

Malvern, Pennsylvania 19355

(484) 216-0000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee
Ordinary shares, nominal value $0.0001 per share	7,000,000	$3.38	$23,660,000.00	$3,071.07

(1)

This registration statement on Form S-8 (the “Registration Statement”) registers the issuance of an aggregate of 7,000,000 ordinary shares, nominal value $0.0001 per share (“Ordinary Shares”), of Endo International plc (the “Company” or the “Registrant”), that have been added to the award pool pursuant to the Endo International plc Amended and Restated 2015 Stock Incentive Plan, as further amended on June 11, 2020.

(2)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional Ordinary Shares of the Company which may be offered and issued to prevent dilution resulting from adjustments as a result of stock dividends, stock splits, reverse stock splits, recapitalizations, reclassifications, mergers, split-ups, reorganizations, consolidations and other capital adjustments.

(3)

Pursuant to Rules 457(c) and 457(h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering are estimated solely for the purpose of calculating the amount of the registration fee and are based on the average of the high and low prices of the Company’s Ordinary Shares as reported on the Nasdaq Global Market on July 30, 2020.

ii

EXPLANATORY NOTE

This Registration Statement is filed pursuant to General Instruction E to Form S-8 for the purpose of registering an additional 7,000,000 Ordinary Shares of the Company that are reserved for future award grants pursuant to the Company’s Amended and Restated 2015 Stock Incentive Plan (the “Plan”), as amended and restated on June 11, 2020 (as in effect, the “Amended Plan”).

On April 28, 2020, the Company filed its definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission (the “Commission”). Proposal 3 in the Proxy Statement requested that shareholders of the Company approve the Amended Plan, which, among other things, increases the authorized number of Ordinary Shares that may be issued under the Amended Plan by 7,000,000. On June 11, 2020, the shareholders of the Company approved the Amended Plan. The newly added 7,000,000 Ordinary Shares are being registered on this Registration Statement.

Previously, Ordinary Shares were registered for issuance under the Plan pursuant to the Registrant’s registration statements on Form S-8 filed on June 15, 2015 (File No. 333-204958), on August 9, 2017 (File No. 333-219806), on August 8, 2018 (File No. 333-226677) and on August 5, 2019 (File No. 333-233029) (collectively, the “Prior Registration Statements”). The Ordinary Shares registered pursuant to this Registration Statement are of the same class of securities as the Ordinary Shares registered pursuant to the Prior Registration Statements. In accordance with General Instruction E to Form S-8, the contents of the Prior Registration Statements, including any amendments thereto or filings incorporated therein, are incorporated herein by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed with the Commission are incorporated herein by reference (except for any portions of Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission):

(1)

The Company’s Registration Statements on Form S-8 (File No. 333-204958) filed on June 15, 2015, Form S-8 (File No. 333-219806) filed on August 9, 2017, Form S-8 (File No. 333-226677) filed on August 8, 2018 and Form S-8 (File No. 333-233029) filed on August 5, 2019;

(2)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed on February 26, 2020;

(3)	The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020, filed on May 7, 2020 and August 6, 2020, respectively;

(4)

The Company’s Current Reports on Form 8-K filed on January 6, 2020, February  19, 2020, April  28, 2020, May  14, 2020, May  28, 2020, May  29, 2020, June  2, 2020, June  11, 2020, June  16, 2020 and July 29, 2020;

(5)

Those portions of the Company’s Definitive Proxy Statement on Schedule 14A, filed on April 28, 2020, that are incorporated by reference into Part III of the Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed on February 26, 2020; and

(6)	The description of the Company’s Ordinary Shares contained in Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed on February 26, 2020.

All documents that the Company files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the effective date of this Registration Statement (except for any portions of the Company’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with Commission), but prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Pursuant to our memorandum and articles of association, subject to the provisions of and so far as may be permitted by the Irish Companies Act 2014 (the “Companies Act”), each of our directors and our secretary shall be entitled to be indemnified by us against all costs, charges, losses, expenses and liabilities incurred by him or her in the execution and discharge of his or her duties or in relation thereto including any liability incurred by him or her in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him or her as an officer or employee of the Company and in which judgment is given in his or her favor (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his or her part) or in which he or she is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him or her by the court.

Pursuant to our memorandum and articles of association and so far as is permissible under the Companies Act, we shall indemnify any of our current or former executive officers (excluding any of our present or former directors or our secretary), or any person who is serving or has served at our request as a director or executive officer of another company, joint venture, trust or other enterprise, including any of our subsidiaries, each of which we refer to in this Registration Statement as a covered person, against any expenses, including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which he or she was, is, or is threatened to be made a party, or is otherwise involved, by reason of the fact that he or she is or was a covered person.

In addition, we have entered into deeds of indemnification with our directors and corporate secretary providing for the indemnification of, and advancement of expenses to, such persons, to the fullest extent permitted by law.

The foregoing summaries are qualified in their entirety by reference to the terms and provisions of such arrangements.

ITEM 8.	EXHIBITS.

Exhibit No.	Description

3.1	Certificate of Incorporation on re-registration as a public limited company of Endo International plc (incorporated by reference to Exhibit 3.1 of the Endo International plc Current Report on Form 8-K12B, filed with the Commission on February 28, 2014)

3.2	Memorandum and Articles of Association of Endo International plc (incorporated by reference to Exhibit 3.1 of the Endo International plc Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, filed with the Commission on August 8, 2017)

4.1	Specimen Share Certificate of Endo International plc (incorporated by reference to Exhibit 4.3 of the Endo International plc Form S-8, filed with the Commission on February 28, 2014)

5.1	Opinion of A&L Goodbody (filed herewith)

10.1	Endo International plc Amended and Restated 2015 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 of the Endo International plc Current Report on Form 8-K, filed with the Commission on June 11, 2020)

23.1	Consent of PricewaterhouseCoopers, LLP, independent registered public accounting firm for Endo International plc (filed herewith)

23.2	Consent of A&L Goodbody (contained in Exhibit 5.1 to this Registration Statement)

24.1	Powers of Attorney (included as part of the signature page hereto)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Dublin, Ireland, on August 6, 2020.

ENDO INTERNATIONAL PLC

By:	/s/ Blaise A. Coleman
Name: Blaise A. Coleman
Title: President and Chief Executive Officer

POWER OF ATTORNEY

BE IT KNOWN BY THESE PRESENTS: That each person whose name is signed hereto has made, constituted and appointed, and does hereby make, constitute and appoint Blaise A. Coleman, Mark T. Bradley and Matthew J. Maletta his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution for him or her and his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or his substitutes, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Blaise A. Coleman	President, Chief Executive Officer and Director (principal executive officer)	August 6, 2020
Blaise A. Coleman

/s/ Mark T. Bradley	Executive Vice President and Chief Financial Officer (principal financial officer)	August 6, 2020
Mark T. Bradley

/s/ Jack Boyle	Senior Vice President, Controller and Chief Accounting Officer (principal accounting officer)	August 6, 2020
Jack Boyle

/s/ Paul V. Campanelli	Chairman of the Board of Directors	August 6, 2020
Paul V. Campanelli

/s/ Roger H. Kimmel	Senior Independent Director	August 6, 2020
Roger H. Kimmel

/s/ Mark G. Barberio	Director	August 6, 2020
Mark G. Barberio

/s/ Shane M. Cooke	Director	August 6, 2020
Shane M. Cooke

/s/ Nancy J. Hutson	Director	August 6, 2020
Nancy J. Hutson, Ph.D.

/s/ Michael Hyatt	Director	August 6, 2020
Michael Hyatt

/s/ William P. Montague	Director	August 6, 2020
William P. Montague

/s/ Matthew J. Maletta	Authorized Representative in the United States	August 6, 2020
Matthew J. Maletta